As filed with the Securities and Exchange Commission on September 29, 2015

Registration No. 333-205232

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Amendment No. 3

to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

LM FUNDING AMERICA, INC.

(Exact name of registrant as specified in its charter)

Delaware	6199	47-3844457
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

302 Knights Run Avenue, Suite 1000

Tampa, Florida 33602

Telephone No.: (813) 222-8996

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Stephen Weclew

Chief Financial Officer

302 Knights Run Avenue, Suite 1000

Tampa, Florida 33602

Telephone No.: (813) 222-8996

(Name, address including zip code, and telephone number, including area code, of agent for service)

Copies to:

Martin A. Traber, Esq. Curt P. Creely, Esq. Foley & Lardner LLP 100 North Tampa Street, Suite 2700 Tampa, Florida 33602 Telephone No.: (813) 229-2300 Facsimile No.: (813) 221-4210	Michael T. Cronin Johnson Pope Bokor Ruppel & Burns, LLP 911 Chestnut Street Clearwater, Florida 33756 Telephone No.: (727) 461-1818 Facsimile No.: (727) 462-0365

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐		Accelerated filer	☐

Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☒

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 3 (“Amendment No. 3”) to the Registration Statement on Form S-1 (File No. 333-205232) of LM Funding America, Inc. (“Registration Statement”) is being filed solely for the purpose of including updated auditor’s consents filed herewith as Exhibits 23.1 and 23.2. No changes have been made to the prospectus constituting Part I of the Registration Statement, and, therefore, it has been omitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses, other than placement agent fees and expenses, payable by the registrant in connection with this offering. All amounts are estimates, except for the Securities and Exchange Commission (“SEC”) registration fee, the Financial Industry Regulatory Authority, Inc. (“FINRA”) filing fee and the NASDAQ listing fee. All of these costs and expenses will be borne by the registrant.

SEC filing fee	$5,229	(1)
FINRA filing fee	7,250
NASDAQ Capital Market listing fee	5,000
Transfer agent and warrant agent expenses and fees	7,000
Printing and engraving expenses	150,000
Accountants’ fees and expenses	225,000
Legal fees and expenses	640,000
Miscellaneous	20,000	(2)

Total expenses	$1,059,479

(1)	Rounded up to nearest whole number.
(2)	Excludes a maximum 1% accountable expense allowance for our placement agent.

Item 14.	Indemnification of Directors and Officers.

Section 102(b)(7) of the Delaware General Corporation Law (“DGCL”) enables a corporation in its certificate of incorporation to eliminate or limit the personal liability of a director for violations of the director’s fiduciary duties, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for liability of directors for unlawful payment of dividends or unlawful stock purchase or redemptions pursuant to Section 174 of the DGCL or (iv) for any transaction from which a director derived an improper personal benefit. Our certificate of incorporation includes a provision that eliminates the personal liability of directors for monetary damages for actions taken as a director to the fullest extent authorized by the DGCL.

Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation, or a person serving at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he or she was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of such position, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Our certificate of incorporation and by-laws provide indemnification for our directors, officers and employees to the fullest extent authorized by the DGCL. We will indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he or she is or was, or has agreed to become, a director, officer or employee, or, while a director, officer or employee, is or was serving at our request as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (all such persons being referred to as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred by such Indemnitee to the broadest extent permitted by the DGCL. Our certificate of incorporation and by-laws provide for advancement of expenses to an Indemnitee provided that, to the extent that the DGCL requires, an advance of expenses incurred by an Indemnitee may only be made by delivery to us by the Indemnitee of an undertaking to repay all amounts so advanced if it is finally determined that such Indemnitee was not entitled to be indemnified by us. Our certificate of incorporation and by-laws also permit us to enter into agreements with any person that provide for indemnification greater or different than the indemnification provided in our certificate of incorporation or by-laws.

Prior to the completion of this offering, we intend to enter into separate indemnification agreements with each of our directors and executive officers. Each indemnification agreement will provide, among other things, for indemnification to the fullest extent permitted by the DGCL against any and all expenses, judgments, fines, penalties and amounts paid in settlement of any claim. The indemnification agreements will provide for the advancement or payment of certain expenses to the indemnitee and for reimbursement to us if it is found that such indemnitee is not entitled to such indemnification under applicable law or the indemnification agreement.

We may choose to obtain a general liability insurance policy to protect any director, officer, employee and agent of us, any director, officer, employee and agent of any of our subsidiaries, and any person serving as a director, officer, partner, member, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise against liability asserted against such person or incurred by such person in any such capacity or arising out of the person’s status as such.

The form of Sales Agency Agreement filed as Exhibit 1.1 to this registration statement provides for indemnification of our directors and officers by our placement agent against certain liabilities.

Item 15.	Recent Sales of Unregistered Securities

Set forth below is information regarding securities issued by us within the past three years which were not registered under the Securities Act of 1933, as amended (the “Securities Act”). Also included is the consideration received by us for such shares and information relating to the section of the Securities Act, or rule of the SEC, under which exemption from registration was claimed.

(a)	In connection with the “Corporate Reorganization” referred to in the Registration Statement, LM Funding America, Inc. will issue 41,176 shares of common stock to BRR Holding, LLC and 2,058,824 shares of common stock to CGR63, LLC. These issuances will be made in reliance on Section 4(2) of Securities Act as transactions by an issuer not involving a public offering without solicitation and where the purchasers received or had access to adequate information about the issuer. All of the purchases will be made in exchange for membership interests of LM Funding, LLC.

Item 16.	Exhibits and Financial Statement Schedules.

(a) Exhibits. See Exhibit Index.

(b) Financial Statement Schedules. Schedules are omitted for the reason that they are not applicable, not required or included in the consolidated financial statements and the related notes to consolidated financial statements of the registrant and its consolidated subsidiaries.

Item 17.	Undertakings.

(a)	The undersigned registrant hereby undertakes to provide to the placement agent at the closing specified in the Sales Agency Agreement certificates in such denominations and registered in such names as required by the placement agent to permit prompt delivery to each purchaser.

(b)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c)	The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tampa, Florida, on the 29th day of September, 2015.

LM FUNDING AMERICA, INC.

By:	/s/ Bruce M. Rodgers
Bruce M. Rodgers
Chairman of the Board of Directors and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Bruce M. Rodgers Bruce M. Rodgers	Chairman of the Board of Directors and Chief Executive Officer (Principal Executive Officer)	September 29, 2015

/s/ Stephen Weclew Stephen Weclew	Chief Financial Officer (Principal Accounting Officer and Principal Financial Officer)	September 29, 2015

S-1

EXHIBIT INDEX

Exhibit Number	Document Description

1.1*	Form of Sales Agency Agreement.

2.1*	Form of Contribution Agreement.

3.1*	Certificate of Incorporation of LM Funding America, Inc., as amended.

3.2*	By-Laws of LM Funding America, Inc.

4.1*	Form of Warrant Agreement.

4.2*	Form of Common Stock Certificate.

5.1*	Opinion of Foley & Lardner LLP.

10.1#*	Employment Agreement, dated , of Bruce M. Rodgers.

10.2#*	Employment Agreement, dated , of Carollinn Gould.

10.3#*	Employment Agreement, dated , of Sean Galaris.

10.4#*	LM Funding America, Inc. 2015 Omnibus Incentive Plan.

10.5#*	Form of LM Funding America, Inc. 2015 Omnibus Incentive Plan Stock Option Award Agreement.

10.6#*	Form of LM Funding America, Inc. 2015 Omnibus Incentive Plan Restricted Stock Award Agreement.

10.7*	Services Agreement, dated April 15, 2015, between LM Funding, LLC and Business Law Group, P.A.

10.8*	Software License Agreement, dated April 15, 2015, between LM Funding, LLC and Business Law Group, P.A.

10.9*	Assessment Recovery Indemnity (ARI) Policy for Community Associations, dated December 1, 2012, in favor of LM Funding, LLC and issued by Security National Insurance Company, a member of AmTrust North America, an AmTrust Financial Company.

10.10*	Form of Association Receivables Purchase Agreement.

10.11*	Form of Escrow Agreement among SunTrust Bank, N.A., International Assets Advisory, LLC and LM Funding America, Inc.

10.12*	Form of Selected Dealer Agreement between International Assets Advisory, LLC and the members of the selling group.

10.13*	Credit Agreement, dated December 30, 2014, among LMF SPE#2, LLC, as borrower, LM Funding, LLC, CGR63, LLC and LM Funding Management, LLC, as guarantors, and Heartland Bank, as lender.

10.14*	Irrevocable Continuing Guaranty Agreement, dated December 30, 2014, by LM Funding, LLC, CGR63, LLC and LM Funding Management, LLC in favor of Heartland Bank.

10.15*	Pledge Agreement, dated December 30, 2014, by LM Funding, LLC and CRE Funding, LLC in favor of Heartland Bank.

10.16*	Form of Lock-Up Agreement.

10.17*	Errors and Omissions Agreement, dated June 25, 2015, by LMF October 2010 Fund, LLC in favor of IBERIABANK.

10.18*	Business Loan Agreement (Asset Based), dated June 25, 2015, between LMF October 2010 Fund, LLC and IBERIABANK.

10.19*	Commercial Guaranty, dated June 25, 2015, by Carollinn Gould in favor of IBERIABANK.

10.20*	Commercial Guaranty, dated June 25, 2015, by Bruce Rodgers in favor of IBERIABANK.

10.21*	Commercial Security Agreement, dated June 25, 2015, by LMF October 2010 Fund, LLC in favor of IBERIABANK.

10.22*	Promissory Note, dated June 25, 2015, by LMF October 2010 Fund, LLC in favor of IBERIABANK.

10.23#*	Form of Indemnification Agreement to be entered into between LM Funding America, Inc. and its directors and officers.

21.1*	Subsidiaries of the registrant.

23.1	Consent of Skoda Minotti, independent registered public accounting firm as to LM Funding, LLC and Subsidiaries.

23.2	Consent of Skoda Minotti, independent registered public accounting firm as to LM Funding America, Inc.

23.3*	Consent of Foley & Lardner LLP (contained in Exhibit 5.1).

24.1*	Power of Attorney (included on signature page to the original filing of the Registration Statement).

99.1*	Consent of Carollinn Gould, as director nominee.

99.2*	Consent of Douglas I. McCree, as director nominee.

99.3*	Consent of Joel E. Rodgers, Sr., as director nominee.

99.4*	Consent of C. Birge Sigety, as director nominee.

99.5*	Consent of Martin A. Traber, as director nominee.

99.6*	Consent of Andrew L. Graham, as director nominee.

#	Indicates a management contract or compensatory arrangement.
*	Previously filed.